EXHIBIT 99.1

Release Date Contact Address Internet	Immediate
December 21, 2005
Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com
Beth Nickels (616) 654 8050 or beth_nickels@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
            Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com
Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
www.hermanmiller.com

Herman Miller, Inc., Net Earnings Rise 81% in Second Quarter FY2006

Webcast to be held Thursday, December 22, 2005, at 9:30 AM EST

Herman Miller, Inc., today announced results for its second quarter ended December 3, 2005. Strong growth continued this quarter, demonstrated by a sales increase of 18.9% and an orders increase of 11.1% from the year-ago period. Operating earnings grew to 10.1% of sales based on efficiency gains in both gross margin and operating expenses. Net earnings were $27.9 million, or $0.40 per share, an increase of 81.2% over net earnings of $15.4 million for the same period in the prior year. The ending cash balance of $149.7 million benefited from robust operating cash flows of $44.2 million.

        FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	12/03/05	11/27/04	Percent Change	12/03/05	11/27/04	Percent Change
Net Sales	$ 438.2	$ 368.4	18.9%	$ 869.1	$ 725.7	19.8%
Gross Margin	143.9	120.0	19.9%	285.7	232.0	23.1%
Operating Expenses	99.7	94.8	5.2%	202.1	183.4	10.2%
Operating Earnings	44.1	25.1	75.7%	83.4	48.0	73.7%
Net Earnings	27.9	15.4	81.2%	51.7	29.6	74.7%
Earnings per share - diluted	0.40	0.22	81.8%	0.74	0.42	76.2%
Orders	433.5	390.3	11.1%	926.4	772.5	19.9%
Backlog	267.1	256.4	4.2%

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The company’s consolidated sales for the quarter were $438.2 million, reflecting both year-over-year and sequential growth. Sales were up 18.9% from the same period a year ago and up 1.7% sequentially from the previous quarter. It’s important to note that the previous quarter did include an additional week of operations based on the company’s accounting calendar. Orders in the quarter were $433.5 million, increasing 11.1% from the prior year, and backlog was $267.1, up 4.2% from the prior year.

“We are delighted with the continued growth of our top line,” said Beth Nickels, Chief Financial Officer. “We achieved double-digit year-over-year growth in sales and orders, even before considering the prior year included sales and orders from dealers that we either no longer own or consolidate under FIN46.” The company’s prior year results for the same period included three dealerships which added a combined $11.4 million in sales and $15.7 million in orders. Ms. Nickels added, “Our international orders in the second quarter were also very encouraging, with the international backlog reaching its highest level in five years.”

Gross margin of 32.8% increased slightly from 32.6% for the same quarter last year and remained consistent with the previous quarter’s 32.9%. Gross margin compared to the prior year was positively affected by the leverage gained from additional volume, combined with the favorable impact of the company’s recent price increases. These were partially offset by increases in fuel-related costs and incentive compensation.

Operating expenses for the quarter totaled $99.7 million or 22.8% of sales, compared to $94.8 million or 25.7% of sales for the same period in fiscal 2005. The prior year included approximately $4.0 million of operating expenses related to the three dealerships previously discussed. Most of the increased spending was the result of employee benefit costs and incentive compensation.

Ms. Nickels concluded, “Everyone did a great job of managing costs again this quarter. Gross margin improved year-over-year and operating expenses as a percentage of sales hit the lowest level in over four years. These two factors combined to drive operating income of over 10% of sales.”

The company’s ending cash position was $149.7 million. Cash flow from operations for the quarter totaled $44.2 million compared to $29.4 million for the same period last year. Capital spending for the quarter was $11.6 million compared to $7.3 million for the same period last year. The company also repurchased approximately 0.9 million shares of its stock for $26.6 million at an average price of $28.87 per share during the quarter.

The company expects sales for the third quarter of fiscal 2006 to be in a range of $410 million to $430 million. This represents a 7% – 13% increase over the prior year and reflects a seasonal decline. The company estimates earnings per share of $.30 to $.34, an increase of 25% – 42% over the prior year.

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Brian Walker, Chief Executive Officer, stated, “The economic uncertainty that existed after this summer’s storms has eased. The key economic factors that drive our industry continue to improve. Office furniture demand has grown at a double-digit rate. Our focus on continuous improvement has allowed us to meet the challenges of higher material and fuel costs while significantly improving overall profitability. Thanks to the efforts of all the employee-owners of Herman Miller, we are meeting our short-term goals and continuing to build the capabilities envisioned in our strategy.”

The company has announced a live webcast to discuss the results of the fiscal 2006 second quarter on Thursday, December 22, 2005, at 9:30 a.m. EST. The company encourages all interested parties to log in to the website to obtain presentation materials, which will augment the verbal presentation. To ensure your access to the webcast, you should allow extra time to visit our website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

Herman Miller helps create great places to work, heal, learn, and live by researching, designing, manufacturing, and distributing innovative interior solutions that support companies, organizations, and individuals all over the world. The company’s award-winning products, complemented by furniture-management and strategic consulting services, generated over $1.51 billion in revenue during fiscal 2005. Herman Miller is widely recognized both for its innovative products and business practices. In fiscal 2004 Herman Miller was named recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. In 2005 the company was again included in Business Ethics magazine’s “100 Best Corporate Citizens” and was cited by Fortune magazine as the “Most Admired” company in its industry. The company trades on the NASDAQ market under the symbol MLHR. For additional information visit www.HermanMiller.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in our international markets, the increase in white collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, the success of the transition to our new executive management team, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

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Financial highlights for the quarter ended December 3, 2005 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	December 3, 2005		November 27, 2004
Net Sales	$438.2	100.0%	$368.4	100.0%
Cost of Goods Sold	294.3	67.2%	248.4	67.4%

Gross Margin	143.9	32.8%	120.0	32.6%
Operating Expenses	99.7	22.8%	94.8	25.7%
Restructuring Expenses	0.1	0.0%	0.1	0.0%

Operating Earnings	44.1	10.1%	25.1	6.8%
Other Expense, net	2.6	0.6%	2.0	0.5%

Earnings before Taxes	41.5	9.5%	23.1	6.3%
Income Taxes	13.6	3.1%	7.7	2.1%

Net Earnings	$27.9	6.4%	$15.4	4.2%

Earnings Per Share - Basic	$0.41		$0.22
Weighted Average Basic Common Shares	68,657,795		70,162,039
Earnings Per Share - Diluted	$0.40		$0.22
Weighted Average Diluted Common Shares	69,216,505		70,668,594

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Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Six Months Ended
	December 3, 2005		November 27, 2004
Net Sales	$869.1	100.0%	$725.7	100.0%
Cost of Goods Sold	583.4	67.1%	493.7	68.0%

Gross Margin	285.7	32.9%	232.0	32.0%
Operating Expenses	202.1	23.3%	183.4	25.3%
Restructuring Expenses	0.2	0.0%	0.6	0.1%

Operating Earnings	83.4	9.6%	48.0	6.6%
Other Expense, net	4.6	0.5%	3.7	0.5%

Earnings before Taxes	78.8	9.1%	44.3	6.1%
Income Taxes	26.4	3.0%	14.7	2.0%

Earnings before Minority Interest	52.4	6.0%	29.6	4.1%
Minority Interest, Net of Income Taxes	0.7	0.1%	0.0	0.0%

Net Earnings	$51.7	5.9%	$29.6	4.1%

Earnings Per Share - Basic	$0.75		$0.42
Weighted Average Basic Common Shares	69,044,901		70,672,417
Earnings Per Share - Diluted	$0.74		$0.42
Weighted Average Diluted Common Shares	69,706,628		71,260,499

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Herman Miller Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Six Months Ended
	December 3, 2005	November 27, 2004
Net Earnings	$51.7	$29.6

Cash Flows provided by Operating Activities	65.1	32.2
Cash Flows used for Investing Activities	(21.2)	(14.7)
Cash Flows used for Financing Activities	(47.9)	(65.4)
Effect of Exchange Rates	(0.7)	5.0

Net Decrease in Cash	(4.7)	(42.9)
Cash, Beginning of Year	154.4	189.2

Cash, End of Period	$149.7	$146.3

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	December 3, 2005 (Unaudited)	May 28, 2005
Assets
Current assets
Cash and equivalents	$ 149.7	$ 154.4
Short-term investments	16.3	13.9
Accounts receivable (net)	170.3	169.8
Inventories	53.1	46.7
Assets Held for Sale	0.0	0.4
Prepaid Expenses and Other	49.1	49.0

Totals	438.5	434.2
Net property and equipment	195.3	195.4
Other assets	77.4	75.9

Total Assets	$ 711.2	$ 705.5

Liabilities and Shareholders' Equity
Current liabilities
Unfunded checks	$ 5.6	$ 7.9
Current long-term debt	13.0	13.0
Accounts Payable	108.0	106.6
Accrued liabilities	155.0	157.4

Totals	281.6	284.9
Long-term debt	179.4	181.0
Other noncurrent liabilities	73.9	69.0

Total Liabilities	534.9	534.9
Minority Interest	0.1	0.1
Shareholders' equity	176.2	170.5

Total Liabilities and Shareholders' Equity	$ 711.2	$ 705.5

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